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                                                                     EXHIBIT 4.3

                MASTER CERTIFICATE OF DESIGNATION OF CUMULATIVE
                     CONVERTIBLE PREFERRED STOCK, SERIES G

          Tim B. Tarrillion and Judith Knight Shields do hereby certify that they are the President and Assistant Secretary, respectively, of NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Delaware corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Corporation's Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on March 31, 1997; and that none of the Series G Cumulative Convertible Preferred Stock has been issued:

          WHEREAS, the Corporation has an outstanding series of preferred stock designated as Cumulative Convertible Preferred Stock, Series F (the "Series F Preferred") with such preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions as provided in that certain Certificate of Designation filed with the Secretary of State of the State of Delaware on April 8,1996 (the "Series F Designation"); and

          WHEREAS, the Series F Designation requires the approval of the holders of at least a majority in interest of the Series F Preferred in order to create a new class or series of shares of the Company's capital stock having a preference over, or on parity with, the Series F Preferred; and

          WHEREAS, the Corporation has obtained the written consent of the holders of a majority in interest of the Series F Preferred to the adoption of the following resolutions.

          There is hereby created a series of preferred stock designated as Cumulative Convertible Preferred Stock, Series G (the "Series G Preferred"), which will consist of 60,000 shares. The Series G Preferred shall consist of one or more subseries of the Series G Preferred (each, a "Subseries"), each Subseries to be separately designated with the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as provided below and as specified in a separate Certificate of Designation of Subseries in the form attached as Exhibit A (with all blanks appropriately completed):

     (1)  DIVIDENDS AND DISTRIBUTIONS.

          (a) The holders of shares of Series G Preferred (regardless of Subseries) shall be entitled to receive dividends at a rate of thirteen and one-half percent (13.5 %) of the Series G Conversion Value (as defined in SECTION
(3)(A) below) per annum per share of Series G Preferred, which shall be fully cumulative, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) or other distribution on any other class or series of Preferred Stock or the Common Stock of the Corporation other than with respect to dividends declared or paid with respect to shares of Series F Preferred (and excluding any stock
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splits and subdivisions for which an adjustment is made under SECTION
(3)(D)(VI)(1) below). If the dividends on the Series F Preferred and the Series G Preferred cannot legally be paid in full, dividends shall be paid, to the maximum permissible extent, to the holders of the Series F Preferred and the Series G Preferred, parri passu. The dividends on the Series G Preferred (regardless of Subseries) shall accrue from the date of issuance of each share and shall be payable semi-annually on June 30 and December 31 of each year (each a "Dividend Date"), commencing on June 30, 1997, except that if any such date is a Saturday, Sunday or legal holiday (a "Non-Business Day") then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Texas are permitted to be closed (a "Business Day") to holders of record as they appear on the stock books of the Corporation on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as fixed by the Board of Directors (the "Record Date"). The dividends on the Series G Preferred shall be payable only when, as and if declared by the Board of Directors out of funds legally available therefor. The dividends shall, at the option of the Corporation, either (1) be payable in cash, or (2) accrue, if prior to April 5, 1999, and thereafter shall be payable in cash; provided, however, that no dividends shall be paid in cash to holders of Series G Preferred in respect of any period if holders of Series F Preferred have not received dividends per share in cash in respect of such period equal to or greater than the dividends per share to be paid to holders of Series G Preferred for such period. Subject to the provisions of the preceding sentence and the next paragraph, in the absence of an election by the Board of Directors within 10 days of each Dividend Date to pay dividends in cash, the dividends shall accrue. The amount of dividends payable for any period that is shorter or longer than a full dividend shall be computed on the basis of a 360-day year of twelve 30-day months. All accrued but unpaid dividends shall accrue interest after each Dividend Date at a rate of thirteen and one-half percent (13.5%) per annum (compounded on a semi-annual basis) from each Dividend Date, computed on the basis of a 360-day year of twelve 30-day months.

          (b) Each holder of Series G Preferred may, by written notice to the Corporation, within twenty (20) days of each Dividend Date, elect (the "Series G Dividend Election") to receive the dividends which, pursuant to the preceding paragraph, have accrued for such period on such Dividend Date in shares of the same Subseries of Series G Preferred for which the dividend is declared (the "Series G Payments-in-Kind") rather than have such dividends accrue. A Series G Dividend Election for any particular Dividend Date shall operate only for such Dividend Date. Series G Payments-in-Kind shall be payable as of the Dividend Date of each period for which the election is made, except that if such date is a Non-Business Day then such Series G Payment-in-Kind shall be payable as of the next Business Day to holders of record as they appear on the stock books of the Corporation on the applicable Record Date. Each Series G Payment-in-Kind shall be equal in amount to that number of shares of the Subseries of Series G Preferred for which the dividend is paid that is equal in number to the aggregate cash dividends payable on any such dividend date divided by the Series G Conversion Value (as defined in SECTION (3)(A) below), and shall be payable to each holder who makes a Series G Divided Election. Certificates representing the shares of the Subseries of Series G Preferred issuable on payment of any Series G Payment-in-Kind shall be delivered to each holder entitled to receive such Series G Payment-in-Kind (in appropriate denominations) on or before the forty-fifth (45th)

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day following the Dividend Date for which such Series G Payment-in-Kind is elected to be received hereunder. If a Series G Payment-in-Kind is not made in compliance with the terms hereof, the Corporation shall be obligated to pay the cash dividends under the procedures in the previous paragraph.

          (2) LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, distributions shall be made to the holders of Series G Preferred (regardless of Subseries) in respect of such Series G Preferred, in the following manner:

          (A) SERIES G PREFERRED. The holders of the Series G Preferred (regardless of Subseries), the Series F Preferred and the Series E Convertible Preferred Stock (the "Series E Preferred") shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of its capital stock, on a pro rata basis, in proportion to the consideration paid for such shares by each holder thereof to the aggregate consideration paid for all such shares by all holders thereof (in contrast to distributions made by numbers of shares, due to the difference in the price per share of each series), to the maximum extent allowable by law, including all enforceable waivers and agreements. The Series G Preferred liquidation preference shall be equal to (i) the Series G Conversion Value (as defined in SECTION A(3)(A) below), as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (collectively a "Recapitalization") of the Series G Preferred, plus (ii) all accrued or declared but unpaid dividends (including any interest accrued thereon calculated through the date of liquidation). The liquidation preference of the Series F Preferred and the Series E Preferred liquidation preference shall be as stated in their respective Certificates of Designation. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of the Series G Preferred, the Series F Preferred and the Series E Preferred shall be insufficient to permit the payment to such holders of their full liquidation preferences, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock shall be distributed ratably among the holders of the Series G Preferred, the Series F Preferred and the Series E Preferred.

          (B) REMAINING ASSETS. If assets are remaining after payment of the full preferential amount with respect to the Series G Preferred, the Series F Preferred and the Series E Preferred set forth in SECTION (2)(A) above, then the holders of any other class or series of Preferred Stock, if any, shall be entitled to their respective preferential amounts on liquidation, and thereafter the holders of the Common Stock shall be entitled to share ratably in all such remaining assets and surplus funds based on the number of shares of Common Stock held by each.

          (C) EVENTS DEEMED A LIQUIDATION. For purposes of this SECTION (2), the holders of a majority of the Series G Preferred of all Subseries then outstanding, voting together as a single class, may elect to have treated as a liquidation, dissolution or winding up of the Corporation, the consolidation or merger of the Corporation with or into any other corporation or

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the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or any other reorganization of the Corporation.

          (D) VALUATION OF SECURITIES AND PROPERTY. In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of Series G Preferred of all Subseries shall be determined in good faith by the Board of Directors. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

               (i) If traded on a national securities exchange or the NASDAQ National Market System ("NASDAQ/NMS"), the value shall be deemed to be the average of the security's closing prices on such exchange or NASDAQ/NMS over the thirty (30) calendar day period ending three (3) days prior to the distribution;

               (ii) If actively traded over-the-counter (other than NASDAQ/NMS), the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) days prior to the distribution; and

               (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors. The holders of at least 50% of the outstanding Series G Preferred of all Subseries shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this SECTION (2)(D), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

     (3) CONVERSION. The holders of the Series G Preferred have conversion rights as follows (the "Conversion Rights"):

          (A)  RIGHT TO CONVERT.

          (i) Each share of Series G Preferred of a Subseries shall initially be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for the Subseries of the Series G Preferred, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Subseries Conversion Price (as hereinafter specified) per share in effect for such series at the time of conversion into the per share Series G Conversion Value (as hereinafter specified) of such series. The initial Conversion Price of a Subseries of the Series G Preferred (the "Subseries Conversion

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Price") shall be as stated in the applicable Certificate of Designation of
Subseries and the Conversion Value of the Series G Preferred of all Subseries (the "Series G Conversion Value") shall be $100.00 per share. The initial Subseries Conversion Price shall be subject to adjustment from time to time as provided in SECTION (3)(C) hereof. The Series G Conversion Value shall not be subject to adjustment (except in connection with a Recapitalization). Upon conversion, all accrued or declared but unpaid dividends (including any interest accrued thereon calculated as of the date of conversion) on the Subseries of Series G Preferred shall either be paid in cash, to the extent permitted by applicable law or, at the option of the holder of the Subseries of Series G Preferred, converted into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Subseries Conversion Price in effect at such time into the aggregate of all such accrued or declared but unpaid dividends (including any interest accrued thereon calculated as of the date of conversion).

          (ii) On and after April 5, 2001, each share of a Subseries of Series G Preferred shall be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for the Subseries of the Series G Preferred, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the lower of
(1) the then applicable Subseries Conversion Price and (2) ninety percent (90%) of the applicable Market Price (as defined herein) per share of Common Stock into the per share Series G Conversion Value of such series. Upon conversion, all accrued or declared but unpaid dividends (including any interest accrued thereon calculated as of the date of conversion) on the Subseries of the Series G Preferred shall either be paid in cash, to the extent permitted by applicable law or, at the option of the holder of the Subseries of the Series G Preferred, converted into the number of fully paid and nonassessable shares of Common Stock which results from dividing the lower of (1) and (2) above in effect at such time into the aggregate of all such accrued or declared but unpaid dividends (including any interest accrued thereon calculated as of the date of conversion). The "Market Price" per share of Common Stock shall be the average closing bid price per share of Common Stock during the twenty (20) trading days immediately preceding the date of determination , as such bid price is reported by NASDAQ/NMS, or the average closing bid price in the over-the-counter market if other than NASDAQ/NMS, or in the event the Common Stock is listed on a stock exchange, the Market Price shall be the average closing bid price on such exchange, as reported in the Wall Street Journal.

          (iii) Notwithstanding anything else contained herein to the contrary, if the Corporation shall default in its obligations pursuant to the terms of
SECTION 4.16 of that certain Stock Purchase Agreement pursuant to which the shares of Series G Preferred were issued (as the same may be amended, modified or restated from time to time, the "Series G Stock Purchase Agreement"), then during the term of such default each share of a Subseries of the Series G Preferred shall be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for the Subseries of the Series G Preferred, into the number of fully paid and nonassessable shares of Common Stock which results from dividing the lower of
(1) the then applicable Subseries Conversion Price and (2) seventy-five percent (75%) of the applicable Market Price per share of Common Stock into the per share Series G Conversion Value of such series. Upon conversion, all accrued or declared but unpaid dividends

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(including any interest accrued thereon calculated as of the date of conversion)
on the Subseries of the Series G Preferred shall either be paid in cash, to the extent permitted by applicable law or, at the option of the holder of the Subseries of the Series G Preferred, converted into the number of fully paid and nonassessable shares of Common Stock which results from dividing the lower of
(1) and (2) above in effect at such time into the aggregate of all such accrued or declared but unpaid dividends (including any interest accrued thereon calculated as of the date of conversion).

          (B) MECHANICS OF CONVERSION. Before any holder of a Subseries of the Series G Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Subseries of the Series G Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of the Subseries of the Series G Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to such holder in the amount of any unconverted accrued or declared but unpaid dividends (including any interest accrued thereon calculated as of the date of conversion) payable pursuant to SECTION (1) hereof, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Subseries of the Series G Preferred to be converted, and the holder or holders entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the Corporation fails to pay all such dividends (and interest thereon), if any, within twenty (20) days of the date of conversion, the holder entitled to such dividends (and interest thereon) may elect to have the Corporation issue to such holder, in lieu of such cash payment, additional shares of Common Stock calculated by dividing the total amount payable on such date by the applicable Subseries Conversion Price, determined pursuant to SECTION (3)(A) above.

          (C) ADJUSTMENTS TO SUBSERIES CONVERSION PRICE.

               (i) SPECIAL DEFINITIONS. For purposes of this SECTION (3)(C), the following definitions shall apply:

                   (1) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                   (2) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

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               (3) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of
     Common Stock issued (or, pursuant to SECTION 3(C)(III), deemed to be issued) by the Corporation after the Series G Original Issue Date (as defined herein), other than shares of Common Stock issued or issuable:

                  (A) upon conversion of shares of Series F Preferred and Series G Preferred (regardless of Subseries);

                  (B) pursuant to a stock grant, option plan or purchase plan, other employee stock incentive program or agreement approved by the Board of Directors and pursuant to the terms of SECTION 4.13 of the Series G Stock Purchase Agreement (as adjusted for Other Adjustments under SECTION 3(C)(VI)) (the "Option Pool");

                  (C) in a transaction described in SECTION (3)(C)(VI);

                  (D) pursuant to the terms of any stock grant, option, warrant, employment agreement or other written obligation, agreement or commitment to which the Company was a party as of the Series G Original Issue Date and which was disclosed in the Series G Stock Purchase Agreement; or

                  (E) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C) or (D).

                (4) "SERIES G ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series G Preferred (regardless of Subseries) was issued.

               (ii) NO ADJUSTMENT OF SUBSERIES CONVERSION PRICE. No adjustment in a Subseries' Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Subseries Conversion Price in effect on the date of, and immediately prior to, such issue.

               (iii)  DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

                      (1) OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the Series G Original
     Issue Date shall issue any Options (other than the issuance of Options pursuant to the Option Pool) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible

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     Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to SECTION (3)(C)(V) hereof) of such Additional Shares of Common Stock would be less than the Subseries Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (A) except as provided in SECTION (3)(C)(III)(1)(B), no further adjustment in the Subseries Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Subseries Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

               (C) no readjustment pursuant to clause (B) above shall have the effect of increasing the Subseries Conversion Price to an amount which exceeds the lower of (1) the Subseries Conversion Price on the original adjustment date or (2) the Subseries Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

               (iv) ADJUSTMENT OF SUBSERIES CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Subseries Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event the Subseries Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Subseries Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would

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     purchase at such Subseries Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

               (v) DETERMINATION OF CONSIDERATION.  For purposes of this SECTION
     (3)(C), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                         (1) CASH AND PROPERTY: Such consideration shall:

                             (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

                             (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                             (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                         (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to SECTION
     (3)(C)(III)(1), relating to Options and Convertible Securities, shall be determined by dividing

                             (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                             (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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          (vi) OTHER ADJUSTMENTS.

               (1) SUBDIVISIONS, COMBINATIONS, OR CONSOLIDATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Subseries Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

               (2) RECLASSIFICATIONS. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger (A) in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or (B) which is treated as a liquidation pursuant to SECTION (2)(C)), the shares of the Series G Preferred shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted its shares of the Series G Preferred into Common Stock. The provisions of this SECTION (3)(C)(VI)(3) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

          (D) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Subseries Conversion Price pursuant to this SECTION (3), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of each Subseries of the Series G Preferred so adjusted a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of a Subseries of the Series G Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Subseries Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Subseries of the Series G Preferred.

          (E) STATUS OF CONVERTED STOCK. In case any shares of a Subseries of the Series G Preferred shall be converted pursuant to SECTION (3) hereof, the shares so converted shall, at the option of the Corporation, be canceled, and, if not canceled, shall not be reissuable as shares of Series G Preferred but shall be part of the authorized but unissued capital stock of the Corporation.

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          (F) FRACTIONAL SHARES.  In lieu of any fractional shares to which the holder of a Subseries of the Series G Preferred would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

          (G)  MISCELLANEOUS.

               (i) All calculations under this SECTION (3) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

               (ii) The holders of at least 50% of the outstanding Series G Preferred of all Subseries shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this SECTION (3), in which case such determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

               (iii) No adjustment in the Subseries Conversion Price need be made if such adjustment would result in a change in such Subseries Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Subseries Conversion Price.

          (H) NO IMPAIRMENT. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this SECTION (3) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Subseries of Series G Preferred against impairment.

          (I) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of all Subseries of the Series G Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of all Subseries of the Series G Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of all Subseries of the Series G Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (4)  REDEMPTION.

          (a) The Corporation may redeem, on the first day subsequent to April 5, 2004, all or a portion of the shares of all Subseries of the Series G Preferred then outstanding on the Redemption Date (as defined below) out of funds legally available therefor, pro rata on the basis of the number of shares held by each holder. The Corporation shall pay in cash therefor a sum per share equal to one hundred dollars ($100) together with all accrued or declared but unpaid dividends (including any interest accrued thereon) calculated as of the Redemption Date (collectively the "Redemption Value").

          (b) Any notice of redemption (the "Notice of Redemption") given by the Corporation shall be delivered by mail, first class postage prepaid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of all Subseries of the Series G Preferred, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation, for the purpose of notifying such holder of the redemption to be effected. The Notice of Redemption shall specify a date (the "Redemption Date") between 45 and 75 days after the mailing of the Notice of Redemption on which all Subseries of the Series G Preferred then outstanding shall be redeemed and the place at which payment may be obtained, which shall be the principal offices of the Corporation or such other place as shall be mutually agreeable to the Corporation and holders of a majority of the aggregate number of then outstanding shares of all Subseries of the Series G Preferred. The Notice of Redemption shall call upon each holder of Series G Preferred (regardless of Subseries) to either (i) surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed or (ii) convert such Subseries of the Series G Preferred into Common Stock prior to the Redemption Date in accordance with the provisions of SECTION (3) above; provided, however, that if the Market Price as of the Redemption Date is greater than or equal to the then applicable Subseries Conversion Price (without regard to the adjustments to be made to the Subseries Conversion Price pursuant to the terms of SECTION (3)(A)(II)) then the holders of the Subseries of Series G Preferred shall have the absolute right to convert such Subseries of the Series G Preferred into Common Stock prior to the Redemption Date in accordance with the provisions of SECTION (3), and; provided, further, however, that if the Market Price as of the Redemption Date is less than the then applicable Subseries Conversion Price (without regard to the adjustments to be made to the Subseries Conversion Price pursuant to the terms of SECTION(3)(A)(II)) then the Corporation shall have the absolute right to redeem the Subseries of the Series G Preferred in accordance with the provisions of this SECTION (4). If the Corporation elects to redeem shares pursuant to this SECTION (4) and defaults or fails to perform its redemption obligations pursuant to this SECTION (4) in connection therewith, the holders of the Subseries of the Series G Preferred shall then have the absolute right to convert such Subseries of the Series G Preferred into Common Stock in accordance with the provisions of SECTION (3).

          (c) On the Redemption Date, the Corporation shall pay by cash or check to the order of the person whose name appears on the certificate or certificates of all Subseries of the Series G Preferred that (i) shall not have been converted pursuant to SECTION (3) hereof and

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

(ii) shall have been surrendered to the Corporation in the manner and at the place designated in the Notice of Redemption, the Redemption Value, and thereupon each surrendered certificate shall be canceled.

          (d) If the funds of the Corporation legally available for redemption of the Subseries of the Series G Preferred are insufficient to redeem the total number of shares of all Subseries of the Series G Preferred outstanding on the Redemption Date, the Series G Preferred of all Subseries shall be redeemed (on a pro rata basis from the holders of all Subseries of the Series G Preferred from time to time), to the extent the Corporation is legally permitted to do so, and the redemption obligations of the Corporation hereunder will be a continuing obligation until the Corporation's redemption of all Subseries of the Series G Preferred.

          (e) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Value, all rights of the holders of shares of all Subseries of the Series G Preferred (except the right to receive the Redemption Value subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     (5)  VOTING RIGHTS.

          (A) GENERAL. Except as otherwise required by law or by SECTION (8), the holders of all each Subseries of the Series G Preferred issued and outstanding, in the aggregate, shall be entitled to the number of votes equal to the number of shares of Common Stock into which shares of such Subseries of Series G Preferred are convertible on any record date, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of a Subseries of the Series G Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series G Preferred held by each holder could be converted) be rounded to the nearest whole number. Notwithstanding the foregoing, the holders of Series G Preferred shall be subject to the terms of SECTION 4.11 of the Series G Stock Purchase Agreement.

     (6) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of all Subseries of the Series G Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend distribution or right.

     (7) NOTICES. Any notice required by the provisions of the Certificate to be given to the holders of all Subseries of the Series G Preferred shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation, or upon actual receipt when personally delivered or sent by overnight or other courier delivery.

     (8) PROTECTIVE PROVISIONS. So long as any shares of any Subseries of the Series G Preferred are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the aggregate number of then outstanding shares of all Subseries of the Series G Preferred then outstanding, voting as a separate class, take any action that:

               (i) alters the rights, preferences or privileges of the Series G Preferred;

               (ii) increases or decreases the authorized number of shares of Series G Preferred of the Corporation;

               (iii) creates any new class or series of shares that has a preference over or is on a parity with the Series G Preferred with respect to voting, dividends or liquidation preferences, or any other rights and/or remedies;

               (iv) reclassifies stock into shares having a preference over or parity with the Series G Preferred with respect to voting, dividends or liquidation preferences, or any other rights and/or remedies; or

               (v) authorizes any dividend or other distribution other than with respect to the Series G Preferred (except as required pursuant to the terms of the Series E Preferred or Series F Preferred).

     (9) SPECIFIC ENFORCEMENT. The Company agrees that the rights created by this designation are unique, and that the loss of any such right is not susceptible to monetary quantification. Consequently, the Company agrees that an action for specific performance (including for temporary and/or permanent injunctive relief) of the obligations created by this designation is a proper remedy for the breach of the provisions of this designation, without the necessity of proving actual damages. If any holder of any Subseries of the Series G Preferred is forced to institute legal proceedings to enforce its rights in accordance with the provisions hereof, such holder, if he prevails, shall be entitled to recover from the Company his reasonable expenses, including attorneys' fees, incurred in connection with any such action.

     IN WITNESS WHEREOF, the Company has caused this Master Certificate of Designation to be duly executed by its President and attested to by its Assistant Secretary, hereto, this 2nd day of April, 1997.

                         NORTH AMERICAN TECHNOLOGIES GROUP, INC.



Date:  April 2, 1997     /s/ Tim B. Tarrillion
                         -----------------------------------------------------
                         Tim B. Tarrillion
                         President and Chief Executive Officer



Date:  April 2, 1997     /s/ Judith Knight Shields
                         ------------------------------------------------------
                         Judith Knight Shields
                         Assistant Secretary

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